EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Herbalife Ltd. on Form S-8 of our report dated February 19, 2004 (December 1, 2004, as to earnings per share information and the effect of the reverse stock split described in Note 1), appearing in the Annual Report on Form 10-K of Herbalife Ltd. for the year ended December 31, 2004.
/s/ Deloitte & Touche LLP
Los Angeles, California
November 21, 2005